Exhibit 10.1

COMMERCIALIZATION AGREEMENT

THIS COMMERCIALIZATION AGREEMENT (this “Agreement”), dated as of May 7, 2015 (the “Effective Date”), is entered into by and between Growblox Sciences, Inc., a Delaware corporation (the “Growblox”) and Growblox Sciences Puerto Rico LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (“GBSPR”).  For purposes of this Agreement, Growblox and GBSPR may each be referred to herein individually as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, pursuant to a Securities Subscription Agreement to be executed after the date hereof by and between the Parties and each Purchaser set forth on the signature pages affixed to the Securities Subscription Agreement (the “Subscription Agreement”), GBSPR proposes to sell Class A units of membership interest (the “Class A Units”) up to a maximum offering amount equal to $1,250,000 in a private offering to accredited investors pursuant to the Subscription Agreement;

WHEREAS, in accordance with the Subscription Agreement, at the Initial Closing and upon funding of the $300,000 Cordero Commitment (as that term is defined in the Securities Subscription Agreement) this Agreement shall be executed and delivered by the Parties, and shall thereafter continue to be binding upon the Parties hereto in accordance with the terms hereof;

WHEREAS, Growblox is a publicly traded medical cannabis research and development company that has developed a proprietary line of growing equipment and a series of solutions for the commercialization of medical-grade cannabis;

WHEREAS, Growblox has agreed to grant to GBSPR, pursuant to the terms of this Agreement, the exclusive, Worldwide right to use all and not less than all of the technology, equipment and intellectual property owned or hereafter developed by Growblox to enable GBSPR to engage in the “GBSPR Business” hereinafter defined;

WHEREAS, Growblox desires to grant to GBSPR and GBSPR desires to obtain, subject to the terms and conditions of this Agreement, the Exclusive Rights for GBSPR and/or its Affiliates to engage in such GBSPR Business;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, the Parties hereby agree as follows:

DEFINITIONS

All capitalized terms not specifically defined in this Agreement shall have the meanings ascribed to them in that certain Securities Subscription Agreement.

“Affiliate” shall have the same meaning as is defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

“Cannabis Required Approvals” shall mean any one or more certificates, licenses or other permits issued by any Governmental Authority in the Commonwealth of Puerto Rico or other country or jurisdiction to permit the Company to grow medical grade cannabis solely for export.

“cGMP” means current good manufacturing practices, as regulated by the United States Food & Drug Administration (“FDA”) and followed by pharmaceutical and biotech firms to ensure that the products produced meet specific requirements for identity, strength, quality and purity.

"Confidential Information" shall mean Growblox Confidential Information and/or GBSPR Confidential Information.

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               “Exclusive Right” means, as applicable:

(a)           as to GBSPR, the sole and exclusive right of GBSPR to exploit the Granted Rights in connection with the GBSPR Business pursuant to the terms of this Agreement; which Exclusive Rights are subject at all times to the terms and conditions of this Agreement; and

(b)           as to Growblox, the sole and exclusive right to engage in all aspects of the Growblox Business, other than, and to the extent not infringing upon, the Exclusive Rights granted to GBSPR under this Agreement.

“Finished Products” shall have the meaning set forth in Section 1.8 below.

“Fiscal Year” means a period of twelve (12) consecutive calendar months beginning on January 1st and ending on December 31st

“GBSPR Business” shall mean the right of GBSPR or any Subcontractor to use Growblox Technology and Growblox’s Intellectual Property under the Granted Rights to:

(a)           commercialize the Growblox Chambers, on an exclusive Worldwide basis, to produce, manufacture, lease, license, validate, service and finance all existing and future Growblox Chambers, equipment and related extraction laboratory equipment for installation for and servicing of any Third Party who is engaged in the growing and processing of medical-grade cannabis or other plant or plant extracts, including hemp and cannabis or medical-grade cannabis for development and applications anywhere in the world;

(b)           provide tissue-culture propagation services and remote diagnostic monitoring services after such Growblox Chambers are installed by third party growers and processors; and

(c)           subject to obtaining the necessary Cannabis Required Approvals and Hemp Required Approvals, as applicable, the cultivation, growing and processing of medical-grade cannabis and hemp to create cGMP-certified raw materials in Puerto Rico for sale and distribution by Growblox of such raw materials and products for pharmaceutical, neutraceutical and cosmeceutical development and applications throughout the world to countries or in states within the United States in which the sale and use of such raw materials and products are permitted.

“GBSPR Operating Agreement” shall mean the operating agreement of GBSPR, dated as of the Effective Date, as the same may be subsequently modified or amended.

“Granted Rights” shall mean the rights granted to GBSPR by Growblox under this Agreement to use the Growblox Technology, Growblox Chambers, and Intellectual Property, now existing or hereafter developed or acquired by Growblox or GBSPR in the future, solely to enable GBSPR or any Subcontractor to engage in GBSPR Business and make, use, sell, lease or license any products or services associated with GBSPR Business; such Granted Rights to include, without limitation, the right to use: (i) the Growblox Chambers together with all technology now existing or developed in the future that maximizes the use, efficiency and versatility of the growing chambers with respect to the growing of cannabis related plants and products; (ii) the Growblox Chambers to cultivate and grow in Puerto Rico any and all proprietary pharmaceutical grade strains or tissues developed by Growblox for the initiation of the growing process of cannabis related plants and products; (iii) all Growblox Technology and Intellectual Property now existing or developed in the future for curing and extraction purposes relative to the creating of pharmaceutical grade cannabis products; (iv) all trademarks and packaging developed to identify all cannabis products grown in Growblox Chambers and cured and extracted using Growblox Technology, (v) all technical support for the licensing, permitting and other requisite applications for GBSPR Business, (vi) all research supporting the Growblox Chambers and educational materials previously developed or collected in the future by Growblox for use in connection with GBSPR Business; and (vii) all Growblox dispensary related technology, proprietary information and contacts for use in connection with GBSPR Business.

“Growblox Business” shall mean the use of Growblox Technology, Growblox Intellectual Property and Growblox Chambers to:

(a)           conduct pre-clinical and clinical trials and ongoing research and development to create cannabis-based therapies for specific clinical conditions based on an understanding of how cannabinoids interact with the natural receptors in the human body;

(b)           formulate targeted combinations of active ingredients to combat specific conditions and diseases;

(c)           use proprietary cannabinoid formulations, to develop palliative and curative pharmaceutical treatment options and products for patients with certain critical diseases;

(d)           sell, dispense and market cannabinoid and hemp based pharmaceutical raw materials and products as well as neutraceuticals and cosmeceutical skin care products throughout the world, either directly, through distributors or under other agreements with Third Parties; and

(e)           directly, or through one or more Growblox Subsidiaries (other than GBSPR), cultivating, growing, dispensing and selling medical-grade cannabis or marijuana  in Nevada and Colorado.

“GrowBLOX Chambers” mean a patent-pending indoor series of controlled-climate indoor agricultural technology suite of growing and cultivation chambers, designed to ensure genetic uniformity proprietary strains programmed to regulate lighting, temperature, and humidity to facilitate cell multiplication and the formation of embryos and shoots from the sterile explants, and which includes the TissueBLOX, GrowBLOX (growing chamber), and CureBLOX curing (to eliminate pathogens, spores and molds) chambers, all of which are designed and engineered to cultivate medical-grade cannabis plants.

“Growblox Technology” means Growblox’s patent pending and proprietary Intellectual Property and technology, including all technology relating to Growblox Chambers, and all improvements, additions and extensions thereof, based upon hydroponic growing operations to support protected, measurable, and replicable cannabis propagation, cultivation, curing, and cannabinoid and terpene extraction, in order to allow for (a) the propagation of plant genetics through use of tissue culture based techniques, (b) a process of nurturing the plants through the use of higher CO2 levels to stimulate photosynthesis which creates oxygen, (c) lighting applications providing for the use of 640 spectrum LED blue light for lighting the plant to maximize growing, (d) development processes where the plant is grown in proprietary controlled climate environments and developed in water using different nutrient formulas to the plant, and (e) tracking to monitor the growing and treatment process.

“Hemp Required Approval” shall mean any one or more certificates, licenses or other permits issued by any Governmental Authority in the Commonwealth of Puerto Rico or other countries to permit Growblox or GBSPR to grow hemp and produce extracts and products therefrom for sale and distribution.

“Intellectual Property” shall mean all existing and future intellectual property owned, used, licensed, developed or acquired by Growblox or GBSPR, including but not limited to (1) Growblox Technology; (2) Growblox Chambers; (3) any and all inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations and derivations thereto, and models, industrial designs, inventor’s certificates, all domestic or foreign letters patent, patent applications, and patent disclosures, together with re-issuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (4) Trademarks; (5) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof); (6) Trade Secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection laws, including the Uniform Trade Secrets Act; (7) any of the foregoing related to Software; (8) any and all rights relating to any of the foregoing under any and all licenses and license agreements; and (9) any similar or equivalent intangible assets, properties and rights to any of the foregoing.

“Party” or “Parties” shall mean Growblox, GBSPR or both of such Persons and their respective Affiliates, and successor and assigns.

“Person” shall mean and include any individual, corporation, partnership, limited liability company or government instrumentality.

“Personal Information” shall mean personal or personally identifiable information and records of or regarding GBSPR’s employees and prospective employees and family members of the foregoing.

"Representative" shall mean a Party's officers, trustees, directors, employees, contractors.

“Required Approvals” shall mean the collective reference to the Hemp Required Approval and the Cannabis Required Approval.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all computer programs, software design documents, packaged and unpackaged, including any and all software implementations of algorithms, models and methodologies, any and all data and collection of data, whether machine readable or otherwise, descriptions, schematics, flow charts and all documentation, including user manuals and training materials.

“Subsidiary” means any Person, a majority of the capital stock, membership interests or partnership equity of which is owned of record or beneficially by Growblox and shall, where applicable, also include any direct or indirect subsidiary of Growblox formed or acquired after the date hereof.

"Term" shall have the meaning set forth in Section 1.11.

“Third Party(ies)” means any Person or Persons, other than Growblox, GBSPR or their respective Affiliates.

 “Trademarks" shall mean any and all service marks and other trademarks (any applications for registration therefor, including any modifications, extensions or renewals thereof), logos, trade dress, brand names and trade names, domain names, internet names and addresses, social media names and designations, assumed names, corporate names and other indications of origin (whether registered or unregistered), and any applications for registration therefor, including any modifications, extensions or renewals thereof.

“Trade Secrets” shall mean any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Worldwide” shall mean all countries and territories throughout the world.

ARTICLE I

TERMS AND CONDITIONS

1.1           Exclusive Right.  Subject to the provisions of Section 1.2 below, Growblox hereby grants to GBSPR for the Term, the Exclusive Right under all Growblox Technology and Intellectual Property to manufacture, produce, develop, market, lease offer, finance, service, provide, display and use, on an exclusive Worldwide, royalty-free basis, the Granted Rights for the sole purpose of engaging in the GBSPR Business anywhere in the world, including, but not limited to:

(a)           manufacturing, producing, leasing and licensing Growblox Chambers to Third Parties to cultivate and grow medical-grade cannabis and providing remote diagnostic monitoring services to Third Party growers and processors of hemp and cannabis;

(b)           creating, developing and producing hemp and hemp based products;

(c)           selling to Growblox, for resale and distribution throughout the World in all territories and jurisdictions in which the sale and use of medical-grade cannabis is permitted or remains subject to Required Approvals, any and all pharmaceutical raw materials and products as well as neutraceuticals and cosmeceutical skin care products derived from medical-grade cannabis and hemp raw materials that were cultivated and grown in Growblox Chambers;

(d)           the use of all GrowBLOX™ Growing Chambers together with all technology now existing or developed in the future that maximizes the use efficiency and versatility of Growblox Chambers with respect to the growing of cannabis related plants and products;

(e)           the use of trademarks and packaging developed by Growblox which shall be used to identify all cannabis products grown in Growblox Chambers and cured and extracted using Growblox Technology;

(f)           all technical support for the licensing, permitting and other requisite applications for the cannabis business in Puerto Rico and related markets within the territory;

(g)           access to all research supporting the Growblox Chambers and educational materials previously developed or collected in the future by Growblox to the extent associated or used with GBSPR Business; and

(h)           access to all Growblox dispensary related technology, proprietary information and contacts including, without limitation, technology, proprietary information, and contacts.

For the avoidance of doubt, the Exclusive Right granted to GBSPR shall not include the right of GBSPR or any Subcontractor to (a) sell to third parties (as opposed to leasing) Growblox Chambers or (b) engage in any aspect of Growblox Business, unless otherwise mutually agreed in writing between Growblox and GBSPR; it being understood and agreed that unless mutually agreed upon by GBSPR and Growblox, neither party shall engage in the commercial sale of Growblox Chambers; and that Growblox shall not, directly or indirectly, sell or otherwise commercialize, or allow any third party (other than GBSPR) to sell or otherwise commercialize, the Growblox Chambers in any manner whatsoever.  Subject to the foregoing, Growblox reserves the right to engage in all aspects of the Growblox Business on a Worldwide basis.

1.2           Growblox Rights; Modification of Exclusive Rights.  Notwithstanding the Exclusive Right granted to GBSPR in Section 1.1, it is expressly understood and agreed that, unless otherwise agreed in writing between the Parties to this Agreement:

(a)           Growblox and its Subsidiaries shall maintain and reserve to itself all aspects of the Growblox Business on a Worldwide basis and any other activities not included within the scope of the GBSPR Business; and

(b)           the Exclusive Rights granted to GBSPR or any Subcontractor by Growblox hereunder shall not extend to the Growblox Business.

1.3           Sub-Contracts.  GBSPR shall have the right during the Term of this Agreement to grant to any Third Party a subcontract, sublease or grant to Third Parties the right to market, offer, sell, provide, display or use the Granted Rights relating to the GBSPR Business anywhere in the world (each a “Subcontract”); provided, however, that no Subcontract granted under this Agreement to any Third Party (each a “Subcontractor”) shall exceed the Exclusive Rights granted to GBSPR under this Agreement, and to the extent that such Subcontract relates to the production, installation and servicing of Growblox Chambers, such Subcontractor shall be subject to the approval of Growblox as contemplated by Section 1.4 below.

1.4           Requirements; Approval of Certain Subcontractors.  GBSPR hereby agrees (a) to use its good faith commercial efforts to produce and deliver 100% of the requirements of Third Party processors and growers for Growblox Chambers, and (b) provide Growblox with a list of all orders GBSPR shall receive for such Growblox Chambers. Growblox hereby agrees to refer to GBSPR all prospective orders that Growblox may receive for Growblox Chambers.  GBSPR shall seek advice from Growblox in the preparation of the standard provisions regarding instructions for the proper use of the Growblox Chambers~~,~~ such that the template agreement for such leases or licenses for Growblox Chambers may secure the proper use of the same and to insure that the processes for the finished products to be grown therein will comply with GBSPR’s recommendations for quality control procedures.  All other provisions of such leases and licenses shall be determined solely by GBSPR.  In the event that GBSPR shall be unable to produce and directly deliver an adequate number of Growblox Chambers or the required installation, diagnostic, monitoring and support services at a quality level that meets the Worldwide demand of Third Party processors and growers, than and in such event, unless it shall be able to meet such demand within sixty (60) days following notice from Growblox, GBSPR shall engage the services of one or more Third Party Subcontractors to produce, install and/or service such Growblox Chambers; each of which subcontractors shall be acceptable to Growblox; such acceptance not to be unreasonably withheld or delayed.

1.5           Growblox Contribution.  To facilitate the manufacturing, installation and required services for the GrowBLOX™ technology suite of Growblox Chambers, Growblox will (a) provide GBSPR with all existing molds and schematics for the hardware and the software components within the Growblox Chambers, (b) prepare a list of consumables that GBSPR can sell to Growblox cultivation partners, (c) provide GBSPR with all technical files for the TissueBLOX, GrowBLOX and CureBLOX that represent the current biological processes, quality system requirements, and procedures for tissue-culture propagation, cultivation, and curing of the cannabis plant in the GrowBLOX™ technology suite, and (d) provide GBSPR with a Quality Management System, which together with the technical files, shall form the basis for the validation of the Growblox Chambers for use in the production of cGMP-certified active ingredients, and (e) provide GBSPR with formulations of active ingredients that Growblox will test to validate efficacy claims for use in nutraceutical and pharmaceutical products.

1.6           GBSPR Duties.  GBSPR will pay the costs of prosecuting, at its discretion, additional patents on the Growblox Technology, and assign all right, title and interest in and to such patents, when issued, to Growblox.  In addition, GBSPR shall, in conjunction with Growblox, develop a complement of services to support Growblox cultivation partners and third party growers, to include: (a) maintenance and repair of Growblox Chambers, (b) tissue-culture propagation, and (c) diagnostic and remote monitoring of cultivation. GBSPR will validate the performance characteristics of the Growblox technology suite (hardware and software), implement the Quality Management Program for cultivation operations, and certify that the resultant raw cannabis materials are standardized to current cGMP.  GBSPR will formulate blends of active cannabis ingredients based on "recipes" provided by Growblox for use in clinical testing by Growblox.  GBSPR will employ the appropriate project management to take full possession and control of the commercialization of the Growblox technology suite to include manufacturing, shipping, installation and product support for the Growblox cultivation technology. GBSPR shall advise Growblox, within 30 days from the Effective Date of this Agreement, which current or former Growblox personnel that GBSPR would like to hire full-time or part-time to advise GBSPR, as needed.  GBSPR will, at its sole discretion and subject to availability, make space available to Growblox personnel during the transition and assist Growblox with its corporate migration to Puerto Rico; provided that the costs and expenses of such migration shall be for the account of Growblox. To this end, GBSPR may, at its sole discretion, provide legal, tax, and accounting support for Growblox during its relocation that will be reimbursed to GBSPR by Growblox at the allocated cost thereof established by GBSPR.

1.7           Permits, Marketing, Administration.   GBSPR shall be required to maintain throughout the Term of this License all governmental approvals, Required Approvals, permits and licenses to grow, process, produce and package hemp and medical grade cannabis in any and all territories or jurisdictions that GBSPR uses or intends to use the Granted Rights granted herein.  GBSPR will bear all costs, including the costs of acquiring or purchasing any approvals, Required Approvals or permits (as set forth in this Section), marketing, customer acquisition, administration, registration, collection, and other technical infrastructure and non-technical support as may be required.

1.8           Transfer Prices.   In the event and to the extent that GBSPR or any Subcontractor shall sell to Growblox, for resale and distribution throughout the World (to the extent permitted), any and all pharmaceutical raw materials and products, neutraceuticals and/or cosmeceutical skin care products derived from medical-grade cannabis or hemp raw materials cultivated and grown in Growblox Chambers (collectively, the “Finished Products”), the prices to be charged from time to time by GBSPR to Growblox for such Finished Products (the “Transfer Prices”) shall be as mutually agreed upon by the Growblox board of directors and the Board of Directors of GBSPR, as a “Major Decision” subject to Super-Majority Approval” (as those terms are defined in the GBSPR Operating Agreement).  In the event that, for any reason, GBSPR and Growblox are unable to agree upon such Transfer Prices, the dispute shall be resolved by final and binding arbitration in accordance with Section 2.13 of this Agreement.

1.9           Use of Trademarks and Patent Applications. Through the Term of this Agreement, GBSPR is hereby granted all rights to Trademarks, and other Intellectual Property, including any proprietary claims under any granted or pending patent applications of Growblox (“Patent Applications”), provided that all Trademarks and rights under Patent Applications set forth in this Section shall be used strictly used and applied in accordance with Section 1.1 above.

1.10           Term;    Unless sooner terminated, the term of this Agreement shall commence on the Effective Date and shall continue for a period of ten (10) years (the “Initial term”).  Upon expiration of the Term, GBSPR shall have the right to renew this Agreement for three (3) consecutive additional periods of five (5) years each (the “Renewal Term”), which may be exercised by GBSPR by providing written notice to Growblox at least 30 days prior to the expiration of the then current term.

1.11           Termination; Cure of Material Breach.

(a)           This Agreement may be terminated by Growblox, as to all rights and obligations set forth hereunder upon the occurrence and continuation of any the following (an “Event of Termination”):

(i)           GBSPR shall, for any reason, be unable to raise a minimum of One Million Two Hundred and Fifty Thousand ($1,250,000) Dollars of equity financing for GBSPR by September 30, 2015 (a “Financing Default”); or

(ii)           subject at all times to Section 1.11(b) below, a material breach of any material covenant or agreement of GBSPR under this Agreement (a “Material Breach”); or

(iii)           a merger of GBSPR with and into Growblox (a “Growblox Merger”), in accordance with §251 of the General Corporations Law of the State of Delaware (the “DGCL”), with Growblox continuing on as the surviving corporation of Growblox Merger.

 (b)           Except for a Financing Default or a Growblox Merger (for which there shall be no cure period), GBSPR shall have the right to cure a Material Breach (the “Cure”) upon receipt from Growblox of a written notice describing said Material Breach and stating Growblox’s intention to terminate this Agreement in accordance herewith. Subsequently, GBSPR shall have 30 days from Growblox’s receipt of such written notice to remedy or fully cure the said Material Breach (collectively, the “Cure Period”), provided however, that if the Material Breach remains un-remedied at the end of the 30 day period, Growblox shall have the right to terminate this Agreement on written notice to GBSPR. For the avoidance of doubt, GBSPR’s right to the Cure Period set forth in this Section 1.11(b) shall not apply or be available to cure any material breach under Section 1.11(a)(i) or 1.11(a)(iii).

(c)           On termination or expiration of the Term of this Agreement and upon Growblox’s written request, GBSPR shall return to Growblox or destroy any and all Growblox’s Confidential Information and provide to Growblox a written certification that it has done so.

(d)           On termination or expiration of the Term of this Agreement and upon GBSPR’s written request, Growblox shall return to GBSPR or destroy any and all GBSPR’s Confidential Information and provide to GBSPR a written certification that it has done so.

1.12           Third Party Fees or Agreement Fee.  GBSPR shall be fully responsible for the payment of any additional fee, license fees, milestones and any and all other payments due to Third Parties that are required to be paid by GBSPR or any of its Affiliates or Subcontractors (including any Subcontract granted pursuant to this Agreement) in connection with GBSPR Business.  For the avoidance of doubt, nothing in this Agreement shall create an obligation, right of set off or guarantee requiring Growblox to bear or assume any such cost, expense, royalty, fee or any other payment owed by GBSPR or any Subcontractor to a Third Party.

1.13           Retained Rights; Confidential Information.

(a)           As between Growblox and GBSPR, throughout the Term of this Agreement and thereafter, Growblox and/or its eligible assignees shall own and retain all right, title and interest in and to all Growblox Technology, Intellectual Property and Trade Secrets, now existing or hereafter developed or acquired by Growblox, and all Growblox Confidential Information as set forth herein.

(b)           As between Growblox and GBSPR, GBSPR and/or its eligible assignees shall own all right, title and interest in GBSPR Confidential Information.

1.14           Infringements. In the event that Growblox receives notice or is aware that any Granted Rights infringe or are likely to infringe the rights of a third party, then GBSPR, upon receipt of notice from Growblox, shall promptly cease using Granted Rights, provided, however, that Growblox shall indemnify, defend, and hold harmless GBSPR from and against any such threat, claim or proceeding relating to the same.

1.15   Confidentiality.

(a)           Each Party (the "Receiving Party") shall ensure that its Representatives regard and preserve as confidential and proprietary information of the other Party any and all Confidential Information of the other Party (the "Disclosing Party") that may be obtained or learned by or disclosed to the Receiving Party or any of its Representatives in the course of performing its obligations hereunder and/or carrying out this Agreement. Without written authority from the Disclosing Party to do so, the Receiving Party shall not and shall ensure that its Representatives do not: (i) use any Confidential Information of the Disclosing Party except as necessary to carry out its obligations hereunder or in the case of GBSPR, exercise its rights under the License, or (ii) disclose to any person or entity any such Confidential Information, except disclosures to Representatives who need to know such Confidential Information in order for it to carry out its obligations set forth in this Agreement. The Receiving Party shall and shall ensure that its Representatives safeguard the confidentiality of the Confidential Information of the Disclosing Party using at least the same degree of care that it uses in protecting its own confidential and proprietary information, but no less than a reasonable degree of care.

(b)           Notwithstanding anything set forth in this Agreement, Growblox Confidential Information and GBSPR Confidential Information shall not include: (i) information which (A) is already in the possession of the Receiving Party, (B) is or becomes generally available to the public other than as a result of an improper disclosure by the Receiving Party or its agents or Representatives, (C) is independently developed by the Receiving Party, or (D) becomes available to the Receiving Party on a non-confidential basis from a source which, to the best of such Party’s knowledge, is not prohibited from disclosing such information to the Party subject to the confidentiality obligations by a legal, contractual or fiduciary obligation to the Disclosing Party, (ii) disclosures to legal counsel or auditors of the Party who are subject to an obligation of confidentiality, or (iii) disclosures required by applicable law, rule, regulation, regulator request or order, provided that, to the extent practical and permitted by such requirement, the Party from whom disclosure is sought shall promptly notify the other Party so as to provide such other Party an opportunity to seek a protective order or other confidential treatment.  Moreover, no such provision shall prevent GBSPR from giving or allowing access to any information to: (i) any employee, consultant, agent or contractor of GBSPR as GBSPR reasonably determines is necessary for GBSPR to exercise its rights under this Agreement, or (ii) acquirers of GBSPR or all or a substantial part of GBSPR's assets or business.

(c)           Notwithstanding the generality of the foregoing and in addition thereto, in connection with the disposal (including, but not limited to, discarding, selling, donating, transferring, abandoning or other forms of disposal) by or for either Party or any of its Representatives of any computers, hard disks, optical disks, tapes and other storage media (collectively, “Electronic Media”) or paper or other non-electronic media documents or records (collectively, “Non-Electronic Media”) that contain any Confidential Information or Personal Information of the other Party, the disposing Party shall take or, to the extent that disposal is being carried out by a third Person, cause such third Person to take reasonable measures to prevent unauthorized access to or use of any Confidential Information or Personal Information. For Electronic Media, such measures shall include the destruction of the Electronic Media and/or erasure of all the Confidential Information and Personal Information so that no Confidential Information or Personal Information can practicably be read or reconstructed. For Non-Electronic Media, such measures shall include pulverizing, burning, shredding or otherwise destroying the Non-Electronic Media so that no Confidential Information or Personal Information can practicably be read or reconstructed.

(d)           Each Party acknowledges that the use or disclosure of any Confidential Information of the other Party, or any other breach of this Section may cause the other Party irreparable damage, and that monetary damages alone may not be an adequate remedy for such breach. Accordingly, the other Party shall be entitled to seek, without the necessity of posting any bond, equitable and injunctive relief to prevent such threatened or actual unauthorized use or disclosure, and to such damages as are occasioned by such threatened or actual unauthorized use or disclosure.

1.16           Participation in Growblox Business.  Notwithstanding the provisions of this Agreement, in the event and to the extent that GBSPR shall elect, in the exercise of its sole discretion, to provide financing to Growblox for the conduct of any portion of the Growblox Business, GBSPR shall be entitled to participate and share in any revenues, fees, payments or proceeds from the sale or licensing of any products resulting from such Growblox Business; provided, however, that the extent and terms of any such financing and participation contemplated by this Section shall be only upon such terms and conditions as the board of directors of Growblox and the Board of Directors of GBSPR (with any Affiliate of Growblox abstaining) shall mutually agree upon.

1.17           Growblox Representations and Warranties.  From and after the date of execution of this Agreement, Growblox, on behalf of itself and each of its Affiliates, employees, consultants, contractors, officers, directors, representatives, subsidiaries and joint venture entities hereby covenants and agrees as follows:

(a)           Organization and Qualification.  Growblox is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets (including the Granted Rights) and to carry on its business as it is now being conducted and is contemplated in this Agreement, including, without limitation, the right to grant the Granted Rights hereunder.

(b)           Authorization; Enforcement.   Growblox has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Growblox and no further action is required to be taken by Growblox in connection herewith.  This Agreement and each other document required herein to which it is a party has been duly executed by Growblox and, when executed and delivered by Growblox in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Growblox, enforceable against Growblox in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           Intellectual Property. Growblox is the sole and exclusive owner of, has all rights, title and interest in and to, and has the sole and exclusive right to use, all of Growblox Technology, Growblox Chambers, Intellectual Property and Granted Rights underlying this Agreement; that it has not and will not enter into any agreement that conflicts with the rights granted hereby to GBSPR or otherwise with this Agreement; and that it will, in cooperation with GBSPR (but at Growblox’s own cost), vigorously prosecute any infringement upon its Intellectual Property and the Granted Rights that adversely affects GBSPR. Growblox has not received any notice (written or otherwise) that any of its rights title and interest in and to the Intellectual Property and the Granted Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within the Initial Term of this Agreement, or infringes upon the intellectual property rights of any third party, or requires that Growblox or GBSPR pay a royalty or any other fee or amount to any third party for the use thereof in accordance herewith.  Growblox has not received a written notice of a claim or otherwise has any knowledge that the Granted Rights or the Intellectual Property violate or infringe upon the rights of any Person.  All such Granted Rights are enforceable, and there is no existing infringement by another Person of any of the Granted Rights or Intellectual Property.  Growblox has taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property.

(d)           Regulatory Permits.  Except for the Required Approvals, Growblox possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to own and use the Intellectual Property and to grant the Granted Rights.

(e)           Litigation.  There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Growblox, threatened against or affecting Growblox, or any of its properties (including the Intellectual Property or the Granted Rights) before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, have or reasonably be expected to materially and adversely affect the Granted Rights or GBSPR.  Neither Growblox nor any Affiliate, director or officer thereof is or has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty or any infringement of intellectual property rights.  There has not been, and there is not pending or contemplated, any investigation involving Growblox as a subject of any such formal investigation or any current or former Affiliate, director or officer of Growblox.

(f)           No Conflicts.  The execution, delivery and performance by Growblox of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of Growblox’s formation documents, other organizational or charter documents or operating agreement, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of Growblox, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Growblox debt or otherwise) or other understanding to which Growblox is a party or by which any property or asset of Growblox is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Growblox is subject (including federal and state securities laws and regulations), or by which any property or asset of Growblox is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect.

(g)           Incorporation by Reference.  All representations and warranties made by Growblox under the Subscription Agreement are true and correct in all material respects on and as of the date hereof, provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all respects as of such date.

(h)           Granted Rights.   The Growblox Technology, Growblox Chambers, and Intellectual Property existing as of the date hereof and forming part of the Granted Rights, includes, without limitation, the Intellectual Property listed in Schedule 1 attached hereto and made to form a part hereof.

1.18           GBSPR Representations and Warranties.  From and after the date of execution of this Agreement, GBSPR, on behalf of itself and each of its Affiliates, employees, consultants, contractors, officers, directors, representatives, subsidiaries and joint venture entities hereby covenants and agrees as follows:

(a)           Organization and Qualification.  GBSPR is a limited liability company, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico, and has full company power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement.

(b)           Authorization; Enforcement.  GBSPR has the requisite company power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of GBSPR and no further action is required in connection herewith, other than in connection with the Required Approvals.  This Agreement and each other document required herein to which it is a party has been duly executed by GBSPR and, when executed and delivered by GBSPR in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of GBSPR, enforceable against GBSPR in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           No Conflicts.  The execution, delivery and performance by GBSPR of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of GBSPR’s formation documents, other organizational or charter documents or operating agreement, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of GBSPR, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a GBSPR debt or otherwise) or other understanding to which GBSPR is a party or by which any property or asset of GBSPR is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which GBSPR is subject (including federal and state securities laws and regulations), or by which any property or asset of GBSPR is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect.

(d)           Regulatory Permits.  Except for the Required Approvals, GBSPR possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct the GBSPR Business.

(e)           Scope of Granted Rights.  GBSPR shall use and apply the Granted Rights granted hereunder strictly in conformity with Section 1.1 above.

ARTICLE II

GENERAL PROVISIONS

2.1           Assignment.  No Party may assign all or any portion of the Agreement to any other Person without the prior written consent of the other Party, except that Growblox may assign any or all of its rights and interests under this Agreement at any time as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Growblox or any of its Affiliates, or to any assignee or assignees of any such lender, lenders or agent.  Furthermore, either Party may assign any or all of its rights and interests under this Agreement: (a) to one or more Affiliates for the purpose of undertaking all or part of its rights and obligations pursuant hereto, (b) to a purchaser of all or substantially all of such Party’s stock or assets; or (c) as a matter of law to the surviving entity in any merger or consolidation to which such Party is a party; provided, however, that in each case, any such successor-in-interest to either Party shall have substantially equivalent or greater capability of performing the assigning Party's obligation hereunder and shall be obligated to assume in writing, in a manner satisfactory to the other Party, all of the obligations, covenants and agreements of the assigning Party.

2.2      Mutual Indemnification.

(a)           Growblox shall indemnify, defend and hold harmless GBSPR and its Affiliates and its and their Representatives, (collectively, “GBSPR Parties”) for, from and against any and all losses, liabilities, damages, demands, claims (including taxes), costs, payments and expenses (including any and all reasonable attorneys’ fees, reasonable costs of investigation, discovery, litigation and settlement, interest and any judgments, fines and penalties) (collectively, “Losses”) as incurred, arising out of, or in connection with any claim, investigation, action, proceeding, allegation or demand made against any GBSPR Parties arising out of or relating to: (i) a breach of any covenant, obligation, agreement, representation or warranty of Growblox included herein, or (ii) any claim or allegation that the use, sale, disclosure, provision, distribution, reproduction, modification, adaptation, distribution, performance or display of any Intellectual Property or Growblox Technology, consistent with this Agreement infringes, violate or misappropriate, any intellectual property right of, or requires any payment to, any third party (whether under (i) or (ii), a “Claim Against GBSPR”).

(b)           GBSPR shall indemnify, defend and hold harmless Growblox and its Affiliates and its and their Representatives, (collectively, “Growblox Parties”) for, from and against any and all Losses as incurred, arising out of, or in connection with any claim, investigation, action, proceeding, allegation or demand made against any Growblox Parties arising out of or relating to: (i) a breach of any covenant, obligation, agreement, representation or warranty of GBSPR included herein, or (ii) any improper use by GBSPR of the Granted Rights in violation of the provisions hereof (whether under (i) or (ii), a “Claim Against Growblox” and together with a Claim Against GBSPR, a "Claim").

(c)           A Person indemnified under (a) or (b) ("Indemnified Person") shall give the Party obligated to indemnify under (a) or (b) (the "Indemnifying Party") prompt notice of any such Claim made against it (but the failure to give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section except to the extent the Indemnifying Party is materially prejudiced thereby), shall allow the Indemnifying Party control of the defense of any such Claim made against it (so long as any settlement (x) does not, without Indemnified Person’s prior written approval, (A) involve the admission of any wrongdoing by any Indemnified Person, (B) restrict any Indemnified Person's future actions, or (C) require any Indemnified Person to pay money or assume any obligation, and (y) includes a full release of the Indemnified Person), and shall give the Indemnifying Party reasonable assistance, at the Indemnifying Party’s expense, requested by the Indemnifying Party in writing in connection therewith.  Each applicable Indemnified Person shall have the right to participate in the defense of any such Claim at its own expense, and such participation by such Indemnified Person will not relieve the Indemnifying Party of its indemnification obligations under this paragraph.

2.3           Required Approvals.  GBSPR agrees to acquire and maintain all Required Approvals as required or enforceable by such appropriate federal, state, local or foreign regulatory authorities as of the date of this Agreement or upon such future date to be determined as is necessary to conduct GBSPR Business.

2.4           Further Assurances. Growblox and GBSPR agree to execute and deliver to the other Party, such documents and instruments and to take such other actions as may be reasonable or necessary or as may be reasonably requested by the other in furtherance of performance of the terms, covenants and conditions of this Agreement.

2.5           Limitation of Liability. Neither Party shall be liable to the other Party or any third party for indirect or consequential damages whether in contract, tort or otherwise even if a Party has been advised of the possibility of such damages.  Notwithstanding anything set forth in this Agreement, no limitation or waiver of liability, remedy or exculpation shall apply to any liability, loss or claim arising out of or in connection with acts or omissions that constitute bad faith, willful misconduct, or gross negligence of this Agreement.

2.6           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico, without regard to its conflicts of laws principles. Except for disputes relating solely to Transfer Prices contemplated by Section 1.8 above (which shall be resolved in accordance with Section 2.13 below), each party hereby irrevocably and unconditionally consents and agrees that all actions, suits or other proceedings arising under or in connection with this Agreement shall be tried and litigated in state or federal courts located in in the Commonwealth of Puerto Rico, which courts shall have exclusive jurisdiction to hear and determine any and all claims, controversies and disputes arising out of or related to this Agreement and each party hereto waives any objection it may have now or hereafter have to venue or to convenience of forum.

2.7            Amendment.  This Agreement may be amended or supplemented only by a writing that refers explicitly to this Agreement and that is signed on behalf of both parties.

2.8           Waiver.  No waiver will be implied from conduct or failure to enforce rights.  No waiver will be effective unless in writing signed on behalf of the party against whom the waiver is asserted.

2.9           Force Majeure.  Neither party will have the right to claim damages or to terminate this Agreement as a result of the other party’s failure or delay in performance due to circumstances beyond its reasonable control.

2.10          Severability.  If any provision of this Agreement is held unenforceable or invalid by a court of competent jurisdiction, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.  Rather, such provision shall be stricken from this Agreement and the remaining provisions shall be fully enforceable.

2.11           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.  Any executed signature page delivered by facsimile transmission shall be binding to the same extent as an original executed signature page, without regard to any agreement subject to the terms hereof or any amendment thereto.

2.12           Notices.  All notices shall be in writing and shall be by personal delivery, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, or five (5) days after deposit in the mail.  Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

GBSPR:

Growblox Sciences Puerto Rico, LLC
Calle Mejico #4, Suite 501
Hato Rey, Puerto Rico 00917
Attn:  Cesar Cordero-Kruger
Chief Executive Officer

Growblox:

Growblox Sciences, Inc.
7251 West Lake Mead Blvd.
Suite 300
Las Vegas, NV 89128
Attn: Craig Ellins, CEO

2.13   Arbitration of Transfer Price Disputes. In the event and only in the event of a dispute between Growblox and GBSPR regarding the amount and terms of Transfer Prices to be charged, from time to time, by GRSPR to Growblox for Finished Products, which cannot be resolved by good faith negotiations between such Parties, the dispute may be submitted by either GBSPR or Growblox to final and binding commercial arbitration before one or more arbitrators selected in accordance with the then prevailing rules of the American Arbitration Association. Each party shall select on arbitrator and the two arbitrators so selected shall select a third arbitrator so that the three arbitrators shall conduct the arbitration process. The decision of a majority of the arbitrators as to the final Tranfer Prices shall be final and binding upon GBSPR and Growblox. Unless otherwise agreed, the arbitration shall take place in Miami, Florida.

2.14           Relationship of Parties; Use of Names.  The parties to this Agreement are independent contractors. Neither party has authority to bind the other or to incur any obligation on the other party’s behalf.  Neither party will use the name of the other party except as necessary to comply with any applicable regulations.

2.15           Legal Fees.  In the event of any legal action, arbitration or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred therein, in addition to any other relief to which it may be entitled.

2.16           Entire Agreement.  This Agreement, including all exhibits to this Agreement, which are hereby incorporated by reference, represents the entire agreement between the parties relating to its subject matter and supersedes all prior representations, discussions, negotiations and agreements, whether written or oral.

2.17           Counterparts; Fax and Pdf Signatures. This Agreement may be executed in any number of counterparts, and it is contemplated that the parties hereto may execute different counterparts, which together shall constitute one and the same instrument.  Fax and pdf signatures to this Agreement shall have the same validity as original signatures hereto.

2.18           Interpretation.  As used in this Agreement, unless the context requires otherwise, in any part of this Agreement (a) “including” (and any of its derivative forms, e.g. “includes”) means including but not limited to, (b) “will” and “shall” are expressions of command, not merely expressions of future intent or expectation, (c) use of the singular imports the plural and vice versa, (d) references to one or no gender include the other or no gender, (e) the headings are provided for reference purposes only, and (f) when calculating the time period before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and the time period shall be deemed to end at 11:59 PM Eastern Time on the applicable date.  If any paragraph or provision of this Agreement, or the application of such paragraph or provision, is held invalid, the remainder of this Agreement and the application of such paragraph or provision to persons, entities or circumstances other than those to which it is held invalid shall not be affected thereby.

2.19           Authority to Execute.  Each of the undersigned represents and warrants that he/she has the right, legal capacity and authority to enter into this Agreement and that the execution of this Agreement has been authorized by the party on whose behalf the undersigned is executing this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Agreement as on the Effective Date.

GROWBLOX SCIENCES PUERTO RICO LLC By: ________________________________ Name: Cesar Cordero-Kruger Title: Chief Executive Officer	RADIENT DIAGNOSTICS, INC. AA GROWBLOX SCIENCES, INC. By: ______________________________________ Name: Craig Ellins Title: President

SCHEDULE 1 List of Growblox Technology, Growblox Chambers, and Intellectual Property
Growblox Sciences, Inc. TRADEMARKS
Issue Date	Serial Number	Application No.	File Date	Business_Type of Trademark	Class	Action Due
1/27/2015	86184459		6/2/2013	GrowOpp, LLC_AEROVAPOR Trademark (Stylized/Design)	11	Statement of Use Declaration by July 27, 2015 (or Extension of Time)
		86/186803	8/15/2013	GrowOpp, LLC,_Trademark GROW BLOX & Design, Application No. 86/186803 in Class 11 in the United States	11	Extension of Time Filed April 14, 2015
		86/361718	8/8/2014	GrowBLOX Sciences, Inc._ Service mark Cross Design (in color) Application No. 86/361718 in Class 35 in the United States	35	Statement of Use Declaration by Oct. 7, 2015
		86/361701	8/8/2014	GrowBLOX Sciences, Inc._Service mark THE APOTHECARY BY GBSCIENCES & Design Application No. 86/361701 in Class 35 in the United States	35	Statement of Use Declaration by Oct. 7, 2015
			4/22/2015	GB Sciences_Logo Marks	1, 3, 5, 10, 11, 21, 31, 34, 35, 42, 44
				TissueBLOX
				CureBLOX
				ExtractionLAB

Growblox Patentable Materials
Issue Date	Patent Number	Application No.	File Date	Title	Action Due
		Provisional 61/949489	2/13/2014	Controlled Environment Agricultural Chamber	Refile non-provisional application
				Controlled Environment Agricultural Chamber	Refile non-provisional application

Growblox Copyrightable Materials
Date	Volume	Title
7/24/2014	GBSRP 1:2014	Medical Cannabis: Ensuring Quality
8/18/2014	GBSRP 2:2014	Cannabinoid Receptors: An Introduction
9/10/2014	GBSRP 3:2014	Greater Than The Sum Of Its Parts: The Entourage Effect in Medicinal Marijuana
10/13/2014	GBSRP 4:2014	Evolved to Defend: Cannabinoid Protection Of Barrier Tissues in Plants and Humans
11/25/2014	GBSRP 5:2014	Information Is Power: The Emerging Therapeutic Importance of Strain-Specific Secondary Metabolite Profiling in Medicinal Cannabis
1/11/2015	GBSRP 6:2015	Cannabis Tissue Propagation: Ensuring Genetic Consistency

Growblox Domain Names
Status	TLD	Expiration Date	Status	Domain Name	Privacy	Locked
Active	.biz	2/3/2016	Active	GBSCIENCES.BIZ	Public	Locked
Active	.ca	2/4/2016	Active	GBSCIENCES.CA+A28:G43	Public	Locked
Active	.co	2/3/2016	Active	GBSCIENCES.CO	Public	Locked
Active	.com	2/4/2016	Active	GBSCIENCES.COM	Public	Locked
Active	.info	2/4/2016	Active	GBSCIENCES.INFO	Public	Locked
Active	.mobi	2/4/2016	Active	GBSCIENCES.MOBI	Public	Locked
Active	.net	2/4/2016	Active	GBSCIENCES.NET	Public	Locked
Active	.org	2/4/2016	Active	GBSCIENCES.ORG	Public	Locked
Active	.us	2/3/2016	Active	GBSCIENCES.US	Public	Locked
Active	.co	6/17/2015	Active	GROWBLOX.CO	Public	Locked
Active	.com	6/18/2016	Active	GROWBLOX.COM	Public	Locked
Active	.info	6/18/2016	Active	GROWBLOX.INFO	Public	Locked
Active	.net	6/18/2016	Active	GROWBLOX.NET	Public	Locked
Active	.us	3/10/2016	Active	GROWBLOXNV.US	Public	Locked
Active	.co	1/29/2016	Active	GROWBLOXSCIENCE.CO	Public	Locked
Active	.com	1/26/2016	Active	GROWBLOXSCIENCE.COM	Public	Locked
Active	.info	1/30/2016	Active	GROWBLOXSCIENCE.INFO	Public	Locked
Active	.net	1/30/2016	Active	GROWBLOXSCIENCE.NET	Public	Locked
Active	.org	1/30/2016	Active	GROWBLOXSCIENCE.ORG	Public	Locked
Active	.co	1/29/2016	Active	GROWBLOXSCIENCES.CO	Public	Locked
Active	.com	1/26/2016	Active	GROWBLOXSCIENCES.COM	Public	Locked
Active	.info	1/30/2016	Active	GROWBLOXSCIENCES.INFO	Public	Locked
Active	.net	1/30/2016	Active	GROWBLOXSCIENCES.NET	Public	Locked
Active	.org	1/30/2016	Active	GROWBLOXSCIENCES.ORG	Public	Locked